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                                                Filed Pursuant to Rule 424(b)(3)
                                                           File Number 333-67896

PROSPECTUS SUPPLEMENT NO. 3
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                                  $517,500,000

                             XO Communications Inc.
                  5.75% Convertible Subordinated Notes due 2009
                                       And
                       Class A Common Stock Issuable Upon
                       Conversion of the Convertible Notes

     This prospectus supplement supplements the prospectus dated August 30, 2001 of XO Communications Inc., (as supplemented prior to the date hereof, the "prospectus"), relating to the sale by certain of our securityholders (including their pledgees, donees, assignees, transferees, successors and others who later hold any of our securityholders' interests) of up to $517,500,000 aggregate principal amount at maturity of Convertible Notes and the common shares issuable upon conversion of the Convertible Notes. You should read this prospectus supplement in conjunction with the prospectus. This prospectus supplement is qualified in its entirety by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus. Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the prospectus.

     The table of selling securityholders contained on page 56 of the prospectus is hereby amended to add the entities who are named below as selling securityholders.

                                                           Number of Shares
                               Principal Amount            of Class A Common
                                of Convertible            Stock Issuable upon
                                 Beneficially                Conversion of
Name                          Owned and Offered         the Convertible Notes(1)
----                          -----------------         ------------------------

Dresdner RCM Global
 Investors ................        $200,000                      7,830

Dresdner RCM Strategic
 Income Fund...............        $100,000                      3,915

Xerox Corporation..........        $100,000                      3,915


(1) Calculated assuming only the conversion of all of the holder's Convertible Notes at a conversion rate of 39.1484 shares of Class A Common Stock per $1,000 principal amount at maturity of the Convertible Notes. This conversion rate is subject to adjustment, however, as described under "Description of the Convertible Notes--Conversion Rights." As a result, the number of shares of Class A Common Stock issuable upon conversion of the Convertible Notes may increase or decrease in the future. The number in this column does not include Class A Common Stock otherwise held by each such holder.

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     The information contained in this prospectus supplement regarding the selling securityholders has been prepared from information given to us by those selling securityholders on or prior to the date of this prospectus supplement.

     Investing in the Convertible Notes involves risks that are described in the "Risk Factors" section beginning on page 4 of the prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

          The date of this prospectus supplement is November 20, 2001.

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